Exhibit 10.24

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER the Terran Orbital Corporation
2021 Omnibus INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Terran Orbital Corporation 2021 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), Terran Orbital Corporation (together with any successor thereto, the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above, subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (this “Agreement”) and in the Plan. Each Restricted Stock Unit awarded hereunder shall relate to one share of common stock, par value $0.0001 per share, of the Company (the “Stock”).

1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of, until (i) the Restricted Stock Units have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.
Vesting of Restricted Stock Units. The restrictions and conditions of Section 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in Continuous Service with the Company or one of its Affiliates through such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Section 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________

The Committee may at any time accelerate the vesting schedule specified in this Section 2.

3.
Termination of Employment or Other Service Relationship. Upon the Grantee’s termination of Continuous Service for any reason (whether voluntary or involuntary, and including death or disability) prior to the satisfaction of the vesting conditions set forth in Section 2 above, any Restricted Stock Units granted hereunder that have not vested as of such date of termination of Continuous Service shall automatically and without notice terminate and be forfeited as of such date, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.
Settlement of the Award.
(a)
Issuance of Shares of Stock. Subject to Section 6, the Company shall issue one (1) share of Stock to the Grantee within thirty (30) days of the applicable Vesting Date with respect to each Restricted Stock Unit that vests and becomes non-forfeitable on such date (such date of settlement, an “Original Settlement Date”); provided, however, that if the tax withholding obligations of the Company or an Affiliate will not be satisfied by the share withholding method described in Section 6 and the Original Settlement Date would occur on a date on which a sale by the Grantee of the shares to be issued in settlement of the Restricted Stock Units that vested and became non-forfeitable would violate any written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities, as in effect from time to time, (the “Trading Compliance Policy”), that certain Investor Rights Agreement, dated October 28, 2021 (the “Investor Rights Agreement”), or any other lockup agreements entered into or required by Section 11 of this Agreement, then the settlement date for such vested Restricted Stock Units shall be deferred until the next day on which the sale of such shares would not violate the Trading Compliance Policy or the Investor Rights Agreement or any such lockup agreement or Section 11, but in any event, shall be on or before the fifteenth (15th) day of the third calendar month following the calendar year in which the applicable Vesting Date occurred. Following the issuance of shares of Stock in accordance with this Section 4, the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
(b)
Beneficial Ownership of Shares; Certificate Registration. The Grantee hereby authorizes the Company, in its sole discretion, to deposit any or all shares of Stock acquired by the Grantee pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares of Stock for the benefit of the Grantee with any broker with which the Grantee has an account relationship of which the Company has notice. Except as provided by the foregoing, if applicable, a certificate for the shares of Stock acquired by the Grantee may be registered in the name of the Grantee, or, if applicable, in the names of the heirs of the Grantee.
(c)
Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Stock subject to the Award shall relieve the

Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
(d)
Fractional Shares. The Company shall not be required to issue fractional shares of Stock upon settlement of the Award.
5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 3(a) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.
6.
Tax Withholding. This Award, and any settlement or vesting of Restricted Stock Units hereunder, as applicable, shall be subject to the Grantee satisfying any applicable federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Committee shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due, or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the federal, state and local taxes and non-U.S. tax withholding obligations required by law to be withheld from the Grantee on account of such transfer; provided, however, that if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the required tax withholding obligations shall be satisfied by a “net settlement” as described in clause (i) above unless otherwise determined by the Committee.
7.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. For any settlement in two or more installments hereunder, each such installment shall be treated as a separate payment for purposes of Section 409A.
8.
No Obligation to Continue Employment or Other Service Relationship. Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment or other service relationship with the Company or any of its Affiliates, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any of its Affiliates to terminate the Grantee’s employment or other service relationship with the Company or any of its Affiliates at any time.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.
Data Privacy Consent. As a condition of receipt of this Award, the Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 10 by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Grantee’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Grantee’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Grantee’s participation in the Plan. Recipients of the Data may be located in the Grantee’s country or elsewhere, and the Grantee’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, the Grantee authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Grantee may elect to deposit any shares of Stock. The Data related to a Grantee will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Grantee’s participation in the Plan. The Grantee may, at any time, view the Data held by the Company with respect to the Grantee, request additional information about the storage and processing of the Data with respect to the Grantee, recommend any necessary corrections to the Data with respect to the Grantee, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Grantee’s local human resources representative. The Company may cancel the Grantee’s eligibility to participate in the Plan, and in the Committee’s discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee may contact their local human resources representative.
11.
Lock-Up Agreement. The Grantee hereby agrees that in the event of any subsequent primary underwritten offering, the Grantee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares of the Company or any rights to acquire Shares of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering or requested by the Company; provided, however, that such period of time may not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering; or, upon the request of the Company or the underwriter, such longer period as necessary to permit compliance with FINRA Rule 2241 or any successor provisions or amendments thereto. The Grantee hereby agrees to enter into any agreement reasonably required by the underwriters or the Company to implement the foregoing within a reasonable timeframe if so requested by the Company.
12.
Additional Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Continuous Service” shall mean that the Participant’s service with the Company or its Affiliates, whether as an employee, director or Consultant is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in capacity in which the Participant renders service to the Company or its Affiliates as an employee, director or consultant or a change in the entity for which the Participant renders service, provided that there is no interruption or termination of the Participants Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code.

13.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

TERRAN ORBITAL CORPORATION

By:

Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address: